EXHIBIT 4.1

SONOSITE, INC.,

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 29, 2012

3.75% Convertible Senior Notes Due 2014

SECOND SUPPLEMENTAL INDENTURE dated as of March 29, 2012 (the “Second Supplemental Indenture”) between SonoSite, Inc., a Washington corporation, as issuer (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee has heretofore entered into an Indenture dated as of July 16, 2007 (the “Base Indenture”), providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”);

WHEREAS, the Company and the Trustee has heretofore entered into a First Supplemental Indenture dated as of July 16, 2007 (the “First Supplemental Indenture” and the Base Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of its 3.75% Convertible Senior Notes Due 2014 (the “Notes”);

WHEREAS, the Company, FUJIFILM Holdings Corporation, a Japanese corporation (“FUJIFILM”), and Salmon Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of FUJIFILM (“Merger Sub”), have entered into an Agreement and Plan of Merger dated December 15, 2011 (the “Merger Agreement”);

WHEREAS, at a special meeting held on March 29, 2012, the shareholders of the Company approved a merger (the “Merger”) under which Merger Sub merged with and into the Company with the Company as the surviving corporation;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.01 per share of the Company (“Common Stock”) (except for shares held in the treasury of the Company or owned by FUJIFILM or Merger Sub or any direct or indirect subsidiary of FUJIFILM, Merger Sub or the Company or shares for which appraisal rights are properly demanded) was automatically cancelled and converted into the right to receive $54.00 in cash, without interest thereon (the “Merger Consideration”);

WHEREAS, Section 6.05 of the First Supplemental Indenture provides that upon any consolidation, merger or combination to which the Company is a party, the Company and the Trustee shall enter into a supplemental indenture providing that the Notes shall be convertible into the kind and amount of shares of stock, securities or other property or assets (including cash) receivable upon such consolidation, merger or combination by a holder of a number of shares of Common Stock issuable upon conversion of such Notes immediately prior to such consolidation, merger or combination;

WHEREAS, pursuant to Section 11.02 of the First Supplemental Indenture, the Company and the Trustee may enter into this Second Supplemental Indenture without the consent of any Holders;

WHEREAS, the Board of Directors of the Company has resolved to authorize the execution and delivery of this Second Supplemental Indenture pursuant to a Board Resolution; and

WHEREAS, all other acts and things necessary to make the execution of this Second Supplemental Indenture have in all respects been duly authorized;

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

1.	Effect of Merger on Conversion

1.1.	In accordance with Section 6.05 of the First Supplemental Indenture, the Notes shall be convertible into the Merger Consideration receivable by a holder of a number of shares of Common Stock that would have been issuable upon conversion of such Notes immediately prior to the Merger.

2.	Miscellaneous

2.1	Relationship to Indenture. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture;

(b) Terms defined both herein and in the Indenture shall have the meanings assigned to them herein; and

(c) Provisions of this Second Supplemental Indenture that conflict with or are otherwise inconsistent with provisions of the Indenture shall be deemed to supersede and amend the Indenture for all purposes with respect to the Notes.

2.2	Effect of this Second Supplemental Indenture. The Indenture shall be modified in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes; and every Noteholder heretofore or hereafter authenticated and delivered shall be bound hereby.

2.3	Notice to Holders of this Second Supplemental Indenture. The Company shall cause notice of the execution of this Second Supplemental Indenture to be mailed to each Noteholder, at the address of such Noteholder appearing on the Note Register provided for in the First Supplemental Indenture, within 20 days after execution hereof. Failure to deliver such notice shall not affect the legality or validity of this Second Supplemental Indenture.

2.4	Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

2.5	The Company hereby warrants that this Second Supplemental Indenture is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

SONOSITE, INC.

By:	/s/ KEVIN M. GOODWIN
Name: Kevin M. Goodwin
Title: President and CEO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ MADELIENA J. HALL
Name: Madeliena J. Hall
Title: Vice President

Signature Page to Second Supplemental Indenture